EXHIBIT 7(T)

                         AMENDMENT TO CUSTODIAN CONTRACT

     Amendment dated April 10, 2000, to the custody contract, dated July 13, 1986, as amended, by and between State Street Bank and Trust Company (the "Custodian") and Janus Investment Fund, on behalf of each of its Portfolios, (each a "Fund") (the "Custody Contract").

     In consideration of the promises and covenants contained herein, the Custodian and the Fund hereby agree to amend and replace Article 5 of the Custody Contract as follows:

5.       PROPER INSTRUCTIONS

Proper Instructions as used herein means a writing signed or initialed by two or more persons as the Board of Trustees shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed in wiring. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices; provided that the Fund has followed any security procedures agreed to from time to time by Fund and the Custodian, including, but not limited to, the security procedures selected by the Fund in the Funds Transfer Agreement. For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any multi-party agreement which requires a segregated account in accordance with Section 2.12.

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the above named date.

                                    JANUS INVESTMENT FUND

                                    BY:     /s/ Heidi J. Walter

                                    ITS:    VICE PRESIDENT

                                    STATE STREET BANK AND TRUST COMPANY

                                    BY:     /s/ Ronald E. Logue

                                    ITS:    VICE CHAIRMAN